Exhibit 99

NEWS

CONTACT: Felicia Farrar McLemore
(301) 380-2702
felicia.mclemore@marriott.com

MARRIOTT INTERNATIONAL REPORTS STRONG FOURTH QUARTER 2017 RESULTS HIGHLIGHTS

•
Fourth quarter reported diluted EPS totaled $0.54, a 13 percent decrease from prior year results. Fourth quarter adjusted diluted EPS totaled $1.12, a 32 percent increase over fourth quarter 2016 adjusted results. Adjusted results exclude merger-related adjustments. Adjusted fourth quarter 2017 results also exclude the gain on the disposition of the company’s ownership interest in Avendra and the provisional tax charge resulting from the U.S. Tax Cuts and Jobs Act of 2017;

•
Full year 2017 reported diluted EPS totaled $3.61, a 37 percent increase from prior year results. Full year 2017 adjusted diluted EPS totaled $4.36, a 32 percent increase over full year 2016 combined results. Adjusted full year 2017 results exclude merger-related adjustments, the gain on the disposition of the company’s ownership interest in Avendra and the provisional tax charge resulting from the U.S. Tax Cuts and Jobs Act of 2017. Combined full year 2016 results assume Marriott’s acquisition of Starwood and Starwood’s sale of its timeshare business had been completed on January 1, 2015;

•	Worldwide comparable systemwide constant dollar RevPAR rose 4.6 percent in the 2017 fourth quarter, while North American comparable systemwide constant dollar RevPAR rose 3.9 percent;

•	Worldwide comparable systemwide constant dollar RevPAR rose 3.1 percent for full year 2017, while North American comparable systemwide constant dollar RevPAR rose 2.1 percent;

•	The company added over 76,000 rooms during 2017, including roughly 11,000 rooms converted from competitor brands and nearly 30,000 rooms in international markets;

•
At year-end, Marriott’s worldwide development pipeline increased to approximately 2,700 hotels and more than 460,000 rooms, including nearly 34,000 rooms approved, but not yet subject to signed contracts;

•
Fourth quarter reported net income totaled $201 million, an 18 percent decrease from prior year results. Fourth quarter adjusted net income totaled $415 million, a 24 percent increase over prior year adjusted results;

•	Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) totaled $808 million in the quarter, a 7 percent increase over fourth quarter 2016 adjusted EBITDA;

•
For full year 2017, Marriott repurchased 29.2 million shares of the company’s common stock for $3.0 billion, including 7.4 million shares for $925 million during the fourth quarter. To date in 2018, the company has repurchased 2.3 million shares for $315 million.

BETHESDA, MD - February 14, 2018 - Marriott International, Inc. (NASDAQ: MAR) today reported fourth quarter 2017 results.

The discussion in the first section below reflects reported results for the fourth quarter in accordance with U.S. generally accepted accounting principles (GAAP). To further assist investors, the company is also providing adjusted results for the 2017 and 2016 fourth quarters that exclude merger-related adjustments associated with the company’s acquisition of Starwood Hotels & Resorts Worldwide (Starwood) on September 23, 2016. In addition, the company has adjusted results for the 2017 fourth quarter to exclude the gain on the disposition of the company’s ownership interest in Avendra (Avendra gain) and the provisional charge resulting from the U.S. Tax Cuts and Jobs Act of 2017 (Tax Act).

Branding fees from credit cards and residential sales are reported in the Franchise fees line on the income statement. Prior to the first quarter of 2017, those fees were reported in Owned, leased, and other revenue. Reported results for the 2016 periods on pages A-1 and A-2, adjusted results on page A-3, and combined results on page A-4 have been reclassified to conform to the current reporting.

Arne M. Sorenson, president and chief executive officer of Marriott International, said, “2017 was a terrific year. We made great progress on the integration of Starwood, capturing significant property and corporate overhead cost synergies while also increasing our worldwide RevPAR index. We entered into a joint venture with Alibaba to better engage with Chinese customers and invested in PlacePass to provide our guests with even more experiential travel opportunities. We also signed strategic new credit card agreements that will allow us to strengthen our customer offerings, generate significant benefits for our owners and franchisees, and provide higher branding fees for Marriott.

“In the first full year after acquiring Starwood, solid RevPAR gains, strong rooms growth, and property-level margin improvement combined to deliver record fee revenue. With our owners and franchisees, we opened over 76,000 rooms during the year to reach over 1.25 million rooms. Significant new signings drove our development pipeline to a record 460,000 rooms, over 80 percent of which are in the upscale, upper upscale or luxury tiers. Compared to combined full year 2016 results, worldwide systemwide RevPAR rose 3 percent during the year; adjusted operating income increased 13 percent; and adjusted earnings per share increased 32 percent. We returned $3.5 billion to shareholders in share repurchases and dividends during the year.

“In 2018, we anticipate our number of rooms will increase roughly 7 percent gross, while rooms deletions should total 1 to 1.5 percent during the year. We also continue to expect global RevPAR will increase by 1 to 3 percent. As a result of U.S. tax reform, we expect our effective tax rate in 2018 will decline meaningfully to approximately 22 percent. Not including incremental asset sales, we expect to return roughly $2.5 billion to shareholders in share repurchases and dividends in 2018.

“Our company was founded on the principle of taking care of our associates, so they take care of our guests, who then keep coming back. For 2018, we plan to invest in our workforce by offering an additional one-time contribution to the Marriott International retirement savings plans. Structured as a $5-to-$1 company match of up to $1,000, the vast majority of participating associates should receive this incremental company contribution. This contribution will be available to eligible associates at company-operated hotels, as well as those in corporate and regional offices, in the U.S. We also expect to invest in global associate support programs.”

Fourth Quarter 2017 GAAP - Financial Results As Reported
Marriott reported net income totaled $201 million in the 2017 fourth quarter, an 18 percent decrease from 2016 fourth quarter net income of $244 million. Reported diluted earnings per share (EPS) was $0.54 in the quarter, a 13 percent decrease from diluted EPS of $0.62 in the year-ago quarter.

Base management and franchise fees totaled $695 million in the 2017 fourth quarter, an 11 percent increase over base management and franchise fees of $624 million in the year-ago quarter. The year-over-year increase in these fees is primarily attributable to higher RevPAR, unit growth, higher branding and relicensing fees, and higher other property-level sales.

Fourth quarter 2017 worldwide incentive management fees increased to $170 million, a 14 percent increase compared to incentive management fees of $149 million in the year-ago quarter. The year-over-year increase was largely due to higher net house profit at full-service properties in North America and the Asia Pacific region.

Owned, leased, and other revenue, net of direct expenses, totaled $95 million in the 2017 fourth quarter, compared to $109 million in the year-ago quarter.  The year-over-year decrease largely reflects the negative impact from sold hotels, partially offset by stronger results at a few North American owned and leased hotels.

General, administrative, and other expenses for the 2017 fourth quarter totaled $259 million, compared to $234 million in the year-ago quarter. The year-over-year increase was largely due to higher incentive compensation and $7 million of litigation reserves, partially offset by general and administrative cost savings. General, administrative, and other expenses in the 2016 fourth quarter benefited from an $8 million favorable legal settlement.

Gains and other income, net, totaled $657 million in the 2017 fourth quarter, largely reflecting the $659 million Avendra gain.

Interest expense, net, totaled $58 million in the fourth quarter compared to $62 million in the year-ago quarter. The decrease was largely due to the maturity of Series I Senior Notes.

Equity in earnings for the 2017 fourth quarter totaled $10 million, compared to $2 million in the year-ago quarter. The year-over-year increase largely reflects a $5 million gain on the sale of a hotel in a North American joint venture.

The provision for income taxes totaled $978 million in the fourth quarter, an 83.0 percent effective tax rate, compared to $139 million in the year-ago quarter, a 36.3 percent effective tax rate. With the enactment of the Tax Act, the fourth quarter 2017 tax provision includes a $567 million charge. The charge is the net of a $745 million transition tax on accumulated foreign earnings, which will be paid over eight years, a $159 million tax benefit related to the revaluation of the company’s net deferred tax liabilities at lower rates, and $19 million of other tax benefits. This tax charge is based on the company’s initial analysis of the Tax Act and may be adjusted in future periods. The fourth quarter 2017 tax provision also includes $259 million of taxes related to the Avendra gain, a $34 million reduction of tax benefits related to lower merger-related costs and charges year-over-year and $17 million of taxes related to the increase in earnings. These charges were partially offset by $21 million of tax benefits due to higher proportion of earnings in lower tax jurisdictions, a $10 million tax benefit resulting from the adoption of Accounting Standards Update 2016-09 (the stock-based compensation standard), which changes the GAAP reporting of excess tax benefits associated with employee stock-based compensation, and $7 million of net favorable discrete tax items.

Fourth Quarter 2017 Financial Results As Adjusted
Fourth quarter 2017 adjusted net income totaled $415 million, a 24 percent increase over 2016 fourth quarter adjusted net income of $334 million. Adjusted net income for the fourth quarters of 2017 and 2016 exclude $59 million ($47 million after-tax) and $136 million ($90 million after-tax) of merger-related adjustments, respectively. Adjusted net income for the fourth quarter of 2017 also excludes the $659 million ($400 million after-tax) Avendra gain and the $567 million provisional charge resulting from the Tax Act described above. Adjusted diluted EPS in the fourth quarter totaled $1.12, a 32 percent increase from adjusted diluted EPS of $0.85 in the year-ago quarter. See page A-3 for the calculation of adjusted results.

Base management and franchise fees totaled $695 million in the fourth quarter of 2017, an 11 percent increase over base management and franchise fees of $624 million in the year-ago quarter. The year-over-year increase in these fees is primarily attributable to higher RevPAR, unit growth, higher branding and relicensing fees, and higher other property-level sales.

Fourth quarter 2017 worldwide incentive management fees increased to $170 million, a 14 percent increase compared to incentive management fees of $149 million in the year-ago quarter. The year-over-year increase was largely due to higher net house profit at full-service properties in North America and the Asia Pacific region.

Owned, leased, and other revenue, net of direct expenses, totaled $95 million in the 2017 fourth quarter, compared to $109 million in the year-ago quarter. The year-over-year decrease largely reflects the negative impact from sold hotels, partially offset by stronger results at a few North American owned and leased hotels.

General, administrative, and other expenses for the 2017 fourth quarter totaled $259 million, compared to $234 million in the year-ago quarter. The year-over-year increase was largely due to higher incentive compensation and $7 million of litigation reserves, partially offset by general and administrative cost savings. General, administrative, and other expenses in the 2016 fourth quarter benefited from an $8 million favorable legal settlement.

Interest expense, net, totaled $58 million in the fourth quarter, compared to net expense of $62 million in the year-ago quarter. The decrease was largely due to the maturity of Series I Senior Notes.

Equity in earnings for the 2017 fourth quarter totaled $10 million, compared to $2 million in the year-ago quarter. The year-over-year increase largely reflects a $5 million gain on the sale of a hotel in a North American joint venture.

The adjusted provision for income taxes totaled $164 million in the fourth quarter, a 28.3 percent effective rate, compared to the adjusted provision for income taxes of $185 million in the 2016 fourth quarter, a 35.6 percent effective rate. The adjusted provision for the fourth quarter of 2017 includes $21 million of tax benefits due to higher proportion of earnings in lower tax jurisdictions, a $10 million tax benefit resulting from the adoption of the stock-based compensation standard and $7 million of net favorable discrete tax items, partially offset by $17 million of taxes related to the increase in earnings.

For the fourth quarter, adjusted EBITDA totaled $808 million, a 7 percent increase over fourth quarter 2016 adjusted EBITDA of $756 million. Compared to the prior year, adjusted EBITDA for the fourth quarter of 2017 reflects a $16 million negative impact from sold hotels. See page A-12 for the adjusted EBITDA calculations.

Fourth Quarter 2017 Financial Results Compared to November 7, 2017 Guidance
On November 7, 2017, the company estimated total fee revenue for the fourth quarter would be $825 million to $835 million. Actual total fee revenue of $865 million in the quarter was higher than estimated, largely reflecting RevPAR above the high end of the guidance range and higher than anticipated hotel operating margins, higher than expected branding and relicensing fees, and the recognition of $3 million of previously deferred incentive management fees.

The company estimated owned, leased, and other revenue, net of direct expenses, for the fourth quarter would total approximately $90 million. Actual results of $95 million in the quarter were higher than estimated, largely due to $3 million of termination fees.

The company estimated general, administrative, and other expenses for the fourth quarter would total $240 million to $245 million. Actual expenses of $259 million in the quarter were higher than expected largely due to $7 million of litigation reserves and $5 million of higher than anticipated development expenses.

The company estimated interest expense, net, for the fourth quarter would total approximately $65 million. Actual net expense of $58 million in the quarter was lower than expected due to lower commercial paper balances and the reversal of discount reserves resulting from early loan repayments.

The company estimated equity in earnings for the fourth quarter would total approximately $5 million. Actual earnings of $10 million in the quarter were higher than expected, largely due to a $5 million gain on the sale of a hotel in a North American joint venture.

Selected Performance Information
The company added 132 new properties (21,061 rooms) to its worldwide lodging portfolio during the 2017 fourth quarter, including the Marriott Santa Cruz de la Sierra Hotel, the company’s first hotel in Bolivia, the Bulgari Resort Dubai, and the Delta Hotel Shanghai Baoshan, the first Delta Hotel in the Asia Pacific region. Thirteen properties (2,786 rooms) exited the system during the quarter. At year-end, Marriott’s lodging system encompassed 6,520 properties and timeshare resorts with nearly 1,258,000 rooms.

At year-end, the company’s worldwide development pipeline totaled 2,708 properties with more than 460,000 rooms, including 1,136 properties with roughly 201,000 rooms under construction and 165 properties with nearly 34,000 rooms approved for development, but not yet subject to signed contracts.

In the 2017 fourth quarter, worldwide comparable systemwide constant dollar RevPAR increased 4.6 percent (a 5.3 percent increase using actual dollars). North American comparable systemwide constant dollar RevPAR increased 3.9 percent (a 4.1 percent increase using actual dollars), and international comparable systemwide constant dollar RevPAR increased 6.2 percent (an 8.4 percent increase using actual dollars) for the same period.

Full year 2017 comparisons to combined 2016 information presented below assume Marriott’s acquisition of Starwood and Starwood’s sale of its timeshare business had been completed on January 1, 2015.

The company added 473 new properties (76,589 rooms) to its worldwide lodging portfolio during 2017. Sixty-nine properties (12,952 rooms) exited the system during the year.

For full year 2017, 71 percent of worldwide company-managed hotels earned incentive management fees compared to 70 percent in 2016. In North America, 60 percent of company-managed hotels earned incentive management fees in 2017 compared to 60 percent a year ago. Outside North America, 80 percent of company-managed hotels earned incentive management fees in 2017, compared to 78 percent in 2016. In addition, the company earned 62 percent of its incentive management fees in 2017 at properties outside North America, compared to 61 percent a year ago.

Worldwide comparable company-operated house profit margins increased 80 basis points for full year 2017, largely due to higher RevPAR, better productivity, solid cost controls, and synergies from the Starwood acquisition. House profit margins for comparable company-operated properties outside North America rose 130 basis points and North American comparable company-operated house profit margins increased 40 basis points over 2016.

Balance Sheet
At year-end, Marriott’s total debt was $8,238 million and cash balances totaled $383 million, compared to $8,506 million in debt and $858 million of cash at year-end 2016.

Marriott Common Stock
Weighted average fully diluted shares outstanding used to calculate both reported and adjusted diluted EPS totaled 369.9 million in the 2017 fourth quarter, compared to 394.0 million shares in the year-ago quarter.

The company repurchased 7.4 million shares of common stock in the fourth quarter at a cost of $925 million at an average price of $124.99. For full year 2017, Marriott repurchased 29.2 million shares of common stock at a cost of $3.0 billion at an average price of $103.66. To date in 2018, the company has repurchased 2.3 million shares for $315 million at an average price of $139.02.

OUTLOOK
In the 2018 first quarter, the company plans to adopt Accounting Standards Update 2014-09 (the new revenue standard), which changes the GAAP reporting for revenue and expense recognition for franchise application and relicensing fees, contract investment costs, the quarterly timing of incentive fee recognition, and centralized programs and services, among other items. While the new revenue standard will result in changes to the reporting of certain revenue and expense items, Marriott’s cash flow and business fundamentals will not be impacted. A discussion of expected revenue recognition changes can be found in the company’s Third Quarter 2017 Form 10-Q filed on November 8, 2017. The Form 10-Q is available on Marriott’s Investor Relations website at http://www.marriott.com/investor.

Within the next few months, the company expects to provide full retrospective 2017 quarterly and full year statements of income as if the new revenue standard had been adopted on January 1, 2016.

Marriott’s earnings guidance for 2018 reflects adoption of the new revenue standard. The company estimates a $50 million negative impact on 2018 operating income as a result of adopting the new revenue standard, not including the possible impact from centralized programs and services. Centralized programs and services revenues include owner reimbursements for items such as reservations, loyalty, and sales and marketing, and are included in the Cost reimbursements line on the income statement. The costs of providing those centralized programs and services are reflected in the Reimbursed costs line on the income statement. The company provides these centralized programs and services on a breakeven basis, which will not change under the new revenue standard. However, timing differences between the incurrence of the costs of these programs and services and the receipt of the related reimbursement to the company may increase or decrease operating and net income from quarter to quarter as a result of implementing the new revenue standard, as those timing differences will now be reflected on the income statement rather than the balance sheet. The company will not change the operation of these programs and services nor will the cash flow of these expenses and reimbursements change. Going forward, the company does not expect to provide earnings guidance for the impact of these timing differences and expects it will provide results that are adjusted to exclude Cost reimbursements and Reimbursed costs.

While the company does not expect a change in the amount of its annual incentive management fees due to the adoption of the new revenue standard, recognition of incentive fees may occur in different quarters over the year as compared to prior years.
The after-tax proceeds of the Avendra gain will be invested in Marriott’s hotel system over time. The new revenue standard requires the expensing of any future spending of those proceeds when made.
The following outlook for full year 2018 does not include Cost reimbursements, Reimbursed costs, Merger-related costs and charges, nor the expenses related to the spending of Avendra proceeds, which the company cannot precisely forecast.

Due to meaningful changes resulting from adopting the new revenue standard and the first quarter 2018 migration to a single financial reporting platform, the company is providing abbreviated guidance for the first quarter of 2018. The company expects to resume providing fulsome quarterly guidance in its May 2018 earnings press release.

For the 2018 first quarter, Marriott expects comparable systemwide RevPAR on a constant dollar basis in North America will be flat to up 2 percent. The company’s guidance for first quarter RevPAR growth in North America reflects the unfavorable shift of the Easter holiday and tough comparisons to the 2017 U.S. Presidential Inauguration and Women’s March in Washington, D.C. The company expects first quarter comparable systemwide RevPAR on a constant dollar basis will increase 3 to 5 percent outside North America and 1 to 3 percent worldwide.

The company expects to realize an approximately $45 million gain in the 2018 first quarter associated with the sale of the Sheraton Buenos Aires Hotel & Convention Center and Park Tower, a Luxury Collection Hotel.

For the full year 2018, Marriott expects comparable systemwide RevPAR on a constant dollar basis will increase 1 to 2 percent in North America, 3 to 5 percent outside North America, and 1 to 3 percent worldwide.

Marriott anticipates gross room additions of roughly 7 percent and room deletions of 1 to 1.5 percent for full year 2018.

The company assumes full year 2018 fee revenue will total $3,535 million to $3,620 million, which includes $360 million to $380 million of credit card branding fees and reflects the impact of the new revenue standard. The company anticipates full year 2018 incentive management fees will increase at a low single digit rate over 2017 full year incentive fees of $607 million.

Marriott expects full year 2018 owned, leased, and other revenue, net of direct expenses, could total $285 million to $295 million. Compared to 2017 results, this estimate reflects the impact of the new revenue standard and the $55 million negative impact from sold hotels in 2017 and to date in 2018, but does not reflect additional asset sales in 2018.

Marriott expects full year 2018 general, administrative, and other expenses could total $935 million to $945 million. This estimate reflects the impact of the new revenue standard and assumes $70 million of spending for half of the estimated cost of the company’s investments in its workforce. This expense will not recur in 2019. The company plans to fund the remaining $70 million through proceeds from the sale of Avendra.

Marriott expects full year 2018 adjusted EBITDA could total $3,315 million to $3,420 million, reflecting the impact of the new revenue standard. This estimate reflects the roughly $50 million negative impact of hotels previously sold in 2017 and to date in 2018, but does not reflect additional asset sales in 2018. The company’s outlook reflects the adoption of the new revenue standard. Excluding the impact of the new revenue standard, the company estimates 2018 adjusted EBITDA would be $60 million higher. See page A-13 for the adjusted EBITDA calculation.

2018 Full Year Outlook Both Including and Excluding the Impact of the New Revenue Standard
	Full Year 2018 Outlook[1]	Full Year 2018 Excluding the Impact of the New Revenue Standard[1]
Fee revenues	$3,535 million to $3,620 million	$3,560 million to $3,645 million
Contract Investment Amortization	Approx. $55 million	Approx. $0
Owned, leased, and other revenue, net of direct expenses	$285 million to $295 million	$310 million to $320 million
Depreciation, amortization, and other expenses	Approx. $230 million	Approx. $295 million
General, administrative, and other expenses	$935 million to $945 million	$925 million to $935 million
Operating income	$2,590 million to $2,695 million	$2,640 million to $2,745 million
Gains and other income	Approx. $45 million	Approx. $45 million
Net interest expense[2]	Approx. $305 million	Approx. $305 million
Equity in earnings (losses)	Approx. $40 million	Approx. $40 million
Earnings per share[3]	$5.11 to $5.34	$5.22 to $5.45
Tax rate[4]	22 percent

[1]
The outlook provided in this table does not include the impact of merger-related adjustments that may be made, the expenses related to the spending of Avendra proceeds, nor the revenue and expense timing differences related to programs and services

[2]	Net of interest income

[3]	Guidance for Full Year 2018 EPS includes the $0.11 expected favorable impact from employee stock-based compensation excess tax benefits.

[4]	The tax rate guidance for Full Year 2018 reflects the estimated impacts of the Tax Act and includes the $39 million estimated excess tax benefits from employee stock-based compensation.
The company expects investment spending in 2018 will total approximately $600 million to $700 million, including approximately $225 million for maintenance capital. Investment spending also includes other capital expenditures (including property acquisitions), new mezzanine financing and mortgage notes, contract acquisition costs, and equity and other investments. Assuming this level of investment spending and no additional asset sales, roughly $2.5 billion could be returned to shareholders through share repurchases and dividends in 2018.

The company plans to disclose adjusted results and EBITDA that exclude Merger-related costs and charges arising from the Starwood acquisition, and the expenses related to the spending of Avendra proceeds, as well as Cost reimbursements and Reimbursed costs.

Marriott International, Inc. (NASDAQ: MAR) will conduct its quarterly earnings review for the investment community and news media on Thursday, February 15, 2018 at 10:00 a.m. Eastern Time (ET). The conference call will be webcast simultaneously via Marriott’s investor relations website at http://www.marriott.com/investor, click on “Events & Presentations” and click on the quarterly conference call link. Slides that will be discussed on the call will be available in pdf format on the Events & Presentations page. A replay will be available at that same website until February 15, 2019.

The telephone dial-in number for the conference call is 706-679-3455 and the conference ID is 86389676. A telephone replay of the conference call will be available from 1:30 p.m. ET, Thursday, February 15, 2018 until 11:00 p.m. ET, Thursday, February 22, 2018. To access the replay, call 404-537-3406. The conference ID for the recording is 86389676.

Note on forward-looking statements: This press release and accompanying schedules contain “forward-looking statements” within the meaning of federal securities laws, including our RevPAR, profit margin and earnings outlook and assumptions; the number of lodging properties we expect to add to or remove from our system in the future; our expectations about investment spending and tax rate; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including those we identify below and other risk factors that we identify in our most recent quarterly report on Form 10-Q or annual report on Form 10-K. Risks that could affect forward-looking statements in this press release include changes in market conditions; changes in global and regional economies; supply and demand changes for hotel rooms; competitive conditions in the lodging industry; relationships with clients and property owners; the availability of capital to finance hotel growth and refurbishment; the extent to which we can continue to successfully integrate Starwood and realize the anticipated benefits of combining Starwood and Marriott; changes to our provisional estimates of the impact of the U.S. Tax Cuts and Jobs Acts of 2017; and changes to our estimates of the impact of the new revenue recognition accounting standard. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release. We make these forward-looking statements as of February 14, 2018. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Marriott International, Inc. (NASDAQ: MAR) is the world’s largest hotel company based in Bethesda, Maryland, USA, with more than 6,500 properties in 127 countries and territories. Marriott operates and franchises hotels and licenses vacation ownership resorts. The company’s 30 leading brands include: Bulgari®, The Ritz-Carlton® and The Ritz-Carlton Reserve®, St. Regis®, W®, EDITION®, JW Marriott®, The Luxury Collection®, Marriott Hotels®, Westin®, Le Méridien®, Renaissance® Hotels, Sheraton®, Delta Hotels by MarriottSM, Marriott Executive Apartments®, Marriott Vacation Club®,

Autograph Collection® Hotels, Tribute Portfolio™, Design Hotels™, Gaylord Hotels®, Courtyard®, Four Points® by Sheraton, SpringHill Suites®, Fairfield Inn & Suites®, Residence Inn®, TownePlace Suites®, AC Hotels by Marriott®, Aloft®, Element®, Moxy® Hotels, and Protea Hotels by Marriott®. The company also operates award-winning loyalty programs: Marriott Rewards®, which includes The Ritz-Carlton Rewards®, and Starwood Preferred Guest®. For more information, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com and @MarriottIntl.

IRPR#1

Tables follow

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME - AS REPORTED
FOURTH QUARTER 2017 AND 2016
(in millions except per share amounts, unaudited)

	As Reported	As Reported	Percent
	Three Months Ended	Three Months Ended	Better/(Worse)
	December 31, 2017	December 31, 2016	Reported 2017 vs. 2016
REVENUES
Base management fees	$284	$268	6
Franchise fees [1]	411	356	15
Incentive management fees	170	149	14
Total Fees	865	773	12
Owned, leased, and other revenue [2]	453	476	(5)
Cost reimbursements [3]	4,557	4,207	8
Total Revenues	5,875	5,456	8

OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [4]	358	367	2
Reimbursed costs	4,557	4,207	(8)
Depreciation, amortization, and other [5]	72	71	(1)
Merger-related costs and charges	59	136	57
General, administrative, and other [6]	259	234	(11)
Total Expenses	5,305	5,015	(6)

OPERATING INCOME	570	441	29

Gains and other income, net [7]	657	2	32,750
Interest expense	(72)	(75)	4
Interest income	14	13	8
Equity in earnings [8]	10	2	400
INCOME BEFORE INCOME TAXES	1,179	383	208
Provision for income taxes	(978)	(139)	(604)
NET INCOME	$201	$244	(18)

EARNINGS PER SHARE
Earnings per share - basic	$0.55	$0.63	(13)
Earnings per share - diluted	$0.54	$0.62	(13)

Basic Shares	365.1	387.9
Diluted Shares	369.9	394.0

[1]
Franchise fees include fees from our franchise agreements, application and relicensing fees, licensing fees from our timeshare, credit card programs, and residential branding fees. Beginning in the 2017 first quarter, we reclassified branding fees for third-party residential sales and credit card licensing to the “Franchise fees” caption from the “Owned, leased, and other revenue” caption. We adjusted prior amounts to conform to current period presentation.

[2]	Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.

[3]	Cost reimbursements include reimbursements from properties for company-funded operating expenses.

[4]	Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.

[5]
Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.

[6]	General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.

[7]
Gains and other income, net includes gains and losses on the sale of real estate, the sale or other-than-temporary impairment of joint ventures and investments, and results from cost method investments.

[8]	Equity in earnings include our equity in earnings or losses of unconsolidated equity method investments.

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME - AS REPORTED
FULL YEAR 2017 AND 2016
(in millions except per share amounts, unaudited)

	As Reported	As Reported	Percent
	Twelve Months Ended	Twelve Months Ended	Better/(Worse)
	December 31, 2017	December 31, 2016	Reported 2017 vs. 2016
REVENUES
Base management fees	$1,102	$806	37
Franchise fees [1]	1,618	1,169	38
Incentive management fees	607	425	43
Total Fees	3,327	2,400	39
Owned, leased, and other revenue [2]	1,802	1,126	60
Cost reimbursements [3]	17,765	13,546	31
Total Revenues	22,894	17,072	34

OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [4]	1,427	900	(59)
Reimbursed costs	17,765	13,546	(31)
Depreciation, amortization, and other [5]	290	168	(73)
Merger-related costs and charges	159	386	59
General, administrative, and other [6]	894	704	(27)
Total Expenses	20,535	15,704	(31)

OPERATING INCOME	2,359	1,368	72

Gains and other income, net [7]	688	5	13,660
Interest expense	(288)	(234)	(23)
Interest income	38	35	9
Equity in earnings [8]	39	10	290
INCOME BEFORE INCOME TAXES	2,836	1,184	140
Provision for income taxes	(1,464)	(404)	(262)
NET INCOME	$1,372	$780	76

EARNINGS PER SHARE
Earnings per share - basic	$3.66	$2.68	37
Earnings per share - diluted	$3.61	$2.64	37

Basic Shares	375.2	290.9
Diluted Shares	379.9	295.7

[1]
Franchise fees include fees from our franchise agreements, application and relicensing fees, licensing fees from our timeshare, credit card programs, and residential branding fees. Beginning in the 2017 first quarter, we reclassified branding fees for third-party residential sales and credit card licensing to the “Franchise fees” caption from the “Owned, leased, and other revenue” caption. We adjusted prior amounts to conform to current period presentation.

[2]	Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.

[3]	Cost reimbursements include reimbursements from properties for company-funded operating expenses.

[4]	Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.

[5]
Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.

[6]	General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.

[7]
Gains and other income, net includes gains and losses on the sale of real estate, the sale or other-than-temporary impairment of joint ventures and investments, and results from cost method investments.

[8]	Equity in earnings include our equity in earnings or losses of unconsolidated equity method investments.

MARRIOTT INTERNATIONAL, INC.
ADJUSTED STATEMENTS OF INCOME
FOURTH QUARTER ADJUSTED 2017 COMPARED TO ADJUSTED 2016
(in millions except per share amounts, unaudited)

	As Reported	Less:	Less:	As Adjusted**	As Reported	Less:	As Adjusted**	Percent Better/(Worse)
	Three Months Ended	Merger-related	Other	Three Months Ended	Three Months Ended	Merger-related	Three Months Ended	Adjusted 2017 vs.
	December 31, 2017	Adjustments [9]	Adjustments [10]	December 31, 2017	December 31, 2016	Adjustments [9]	December 31, 2016	Adjusted 2016
REVENUES
Base management fees	$284	$—	$—	$284	$268	$—	$268	6
Franchise fees [1]	411	—	—	411	356	—	356	15
Incentive management fees	170	—	—	170	149	—	149	14
Total Fees	865	—	—	865	773	—	773	12
Owned, leased, and other revenue [2]	453	—	—	453	476	—	476	(5)
Cost reimbursements [3]	4,557	—	—	4,557	4,207	—	4,207	8
Total Revenues	5,875	—	—	5,875	5,456	—	5,456	8
OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [4]	358	—	—	358	367	—	367	2
Reimbursed costs	4,557	—	—	4,557	4,207	—	4,207	(8)
Depreciation, amortization, and other [5]	72	—	—	72	71	—	71	(1)
Merger-related costs and charges	59	59	—	—	136	136	—	—
General, administrative, and other [6]	259	—	—	259	234	—	234	(11)
Total Expenses	5,305	59	—	5,246	5,015	136	4,879	(8)
OPERATING INCOME / (LOSS)	570	(59)	—	629	441	(136)	577	9
Gains (losses) and other income, net [7]	657	—	659	(2)	2	—	2	(200)
Interest expense	(72)	—	—	(72)	(75)	—	(75)	4
Interest income	14	—	—	14	13	—	13	8
Equity in earnings [8]	10	—	—	10	2	—	2	400
INCOME / (LOSS) BEFORE INCOME TAXES	1,179	(59)	659	579	383	(136)	519	12
(Provision) benefit for income taxes	(978)	12	(826)	(164)	(139)	46	(185)	11
NET INCOME / (LOSS)	$201	$(47)	$(167)	$415	$244	$(90)	$334	24

EARNINGS PER SHARE
Earnings per share - basic	$0.55			$1.14	$0.63		$0.86	33
Earnings per share - diluted	$0.54			$1.12	$0.62		$0.85	32
Basic Shares	365.1			365.1	387.9		387.9
Diluted Shares	369.9			369.9	394.0		394.0
** Denotes non-GAAP financial measures. See pages A-14 and A-15 for more information about these non-GAAP measures.

[1]
Franchise fees include fees from our franchise agreements, application and relicensing fees, licensing fees from our timeshare, credit card programs, and residential branding fees. Beginning in the 2017 first quarter, we reclassified branding fees for third-party residential sales and credit card licensing to the “Franchise fees” caption from the “Owned, leased, and other revenue” caption. We adjusted prior amounts to conform to current period presentation.

[2]	Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.

[3]	Cost reimbursements include reimbursements from properties for company-funded operating expenses.

[4]	Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.

[5]
Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.

[6]	General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.

[7]
Gains (losses) and other income, net includes gains and losses on the sale of real estate, the sale or other-than-temporary impairment of joint ventures and investments, and results from cost method investments.

[8]	Equity in earnings include our equity in earnings or losses of unconsolidated equity method investments.

[9]	The adjusted consolidated statements of income are presented before the impact of merger-related adjustments.

[10]	Other adjustments include the gain on the sale of our ownership interest in Avendra and our provisional estimate of the impact of the U.S. Tax Cuts and Jobs Act of 2017.

MARRIOTT INTERNATIONAL, INC.
ADJUSTED/COMBINED STATEMENTS OF INCOME
FULL YEAR ADJUSTED 2017 COMPARED TO COMBINED 2016
(in millions except per share amounts, unaudited)

	As Reported	Less:	Less:	As Adjusted**	Combined [11] **	Percent Better/(Worse)
	Twelve Months Ended	Merger-related	Other	Twelve Months Ended	Twelve Months Ended	Adjusted 2017 vs.
	December 31, 2017	Adjustments [9]	Adjustments [10]	December 31, 2017	December 31, 2016	Combined 2016
REVENUES
Base management fees	$1,102	$—	$—	$1,102	$1,072	3
Franchise fees [1]	1,618	—	—	1,618	1,438	13
Incentive management fees	607	—	—	607	562	8
Total Fees	3,327	—	—	3,327	3,072	8
Owned, leased, and other revenue [2]	1,802	3	—	1,799	1,931	(7)
Cost reimbursements [3]	17,765	—	—	17,765	17,480	2
Total Revenues	22,894	3	—	22,891	22,483	2
OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [4]	1,427	—	—	1,427	1,505	5
Reimbursed costs	17,765	—	—	17,765	17,480	(2)
Depreciation, amortization, and other [5]	290	1	—	289	313	8
Merger-related costs and charges	159	159	—	—	—	—
General, administrative, and other [6]	894	(2)	—	896	964	7
Total Expenses	20,535	158	—	20,377	20,262	(1)
OPERATING INCOME / (LOSS)	2,359	(155)	—	2,514	2,221	13
Gains (losses) and other income, net [7]	688	—	659	29	(22)	232
Interest expense	(288)	—	—	(288)	(312)	8
Interest income	38	—	—	38	41	(7)
Equity in earnings [8]	39	—	—	39	25	56
INCOME / (LOSS) BEFORE INCOME TAXES	2,836	(155)	659	2,332	1,953	19
(Provision) benefit for income taxes	(1,464)	39	(826)	(677)	(652)	(4)
NET INCOME / (LOSS)	$1,372	$(116)	$(167)	$1,655	$1,301	27
EARNINGS PER SHARE
Earnings per share - basic	$3.66			$4.41	$3.35	32
Earnings per share - diluted	$3.61			$4.36	$3.30	32
Basic Shares	375.2			375.2	388.7
Diluted Shares	379.9			379.9	394.4
** Denotes non-GAAP financial measures. See pages A-14 and A-15 for more information about these non-GAAP measures.

[1]
Franchise fees include fees from our franchise agreements, application and relicensing fees, licensing fees from our timeshare, credit card programs, and residential branding fees. Beginning in the 2017 first quarter, we reclassified branding fees for third-party residential sales and credit card licensing to the “Franchise fees” caption from the “Owned, leased, and other revenue” caption. We adjusted prior amounts to conform to current period presentation.

[2]	Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.

[3]	Cost reimbursements include reimbursements from properties for company-funded operating expenses.

[4]	Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.

[5]
Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.

[6]	General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.

[7]
Gains (losses) and other income, net includes gains and losses on the sale of real estate, the sale or other-than-temporary impairment of joint ventures and investments, and results from cost method investments.

[8]	Equity in earnings include our equity in earnings or losses of unconsolidated equity method investments.

[9]	The adjusted consolidated statements of income are presented before the impact of merger-related adjustments.

[10]	Other adjustments include the gain on the sale of our ownership interest in Avendra and our provisional estimate of the impact of the U.S. Tax Cuts and Jobs Act of 2017.

[11]
For basis of presentation of 2016 combined financial information, see the Form 8-K relating to our unaudited combined financial information that we filed with the U.S. Securities and Exchange Commission on February 15, 2017.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of December 31, 2017

	North America		Total International		Total Worldwide
	Units	Rooms	Units	Rooms	Units	Rooms
Managed	827	251,621	1,065	284,752	1,892	536,373
JW Marriott	16	10,059	48	19,125	64	29,184
The Ritz-Carlton	39	11,256	55	15,134	94	26,390
The Ritz-Carlton Residences	35	4,650	10	925	45	5,575
The Ritz-Carlton Serviced Apartments	—	—	5	697	5	697
W Hotels	26	7,950	24	5,661	50	13,611
W Residences	9	1,078	4	471	13	1,549
The Luxury Collection	5	2,294	49	8,617	54	10,911
St. Regis	10	1,990	31	7,048	41	9,038
St. Regis Residences	7	585	6	516	13	1,101
EDITION	2	567	2	699	4	1,266
EDITION Residences	1	25	—	—	1	25
Bulgari	—	—	4	357	4	357
Bulgari Residences	—	—	1	5	1	5
Marriott Hotels	131	69,234	164	47,546	295	116,780
Sheraton	29	24,010	184	63,011	213	87,021
Sheraton Residences	—	—	2	262	2	262
Westin	46	25,127	68	21,788	114	46,915
Westin Residences	1	65	1	264	2	329
Renaissance	28	12,128	52	16,601	80	28,729
Le Meridien	4	720	75	20,701	79	21,421
Autograph Collection	4	1,204	6	1,456	10	2,660
Delta Hotels	25	6,764	—	—	25	6,764
Gaylord Hotels	5	8,108	—	—	5	8,108
Marriott Executive Apartments	—	—	29	4,270	29	4,270
Tribute Portfolio	—	—	3	559	3	559
Courtyard	241	38,517	84	18,044	325	56,561
Residence Inn	108	16,519	6	643	114	17,162
Fairfield Inn & Suites	6	1,432	18	2,578	24	4,010
SpringHill Suites	30	4,854	—	—	30	4,854
Four Points	1	134	62	15,201	63	15,335
TownePlace Suites	16	1,841	—	—	16	1,841
Aloft	1	330	29	6,906	30	7,236
Protea Hotels	—	—	36	4,265	36	4,265
Element	1	180	4	933	5	1,113
Moxy	—	—	3	469	3	469

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of December 31, 2017

	North America		Total International		Total Worldwide
	Units	Rooms	Units	Rooms	Units	Rooms
Franchised	3,881	564,543	462	98,668	4,343	663,211
JW Marriott	10	4,425	6	1,624	16	6,049
The Ritz-Carlton	1	429	—	—	1	429
The Ritz-Carlton Residences	1	55	—	—	1	55
The Luxury Collection	11	2,683	37	6,861	48	9,544
The Luxury Collection Residences	1	91	1	64	2	155
Bulgari	—	—	1	85	1	85
Marriott Hotels	213	66,435	50	13,776	263	80,211
Sheraton	161	47,765	59	16,799	220	64,564
Westin	81	26,522	24	7,432	105	33,954
Westin Residences	2	201	—	—	2	201
Renaissance	57	16,065	27	7,437	84	23,502
Le Meridien	18	4,286	15	4,022	33	8,308
Autograph Collection	74	15,903	45	10,838	119	26,741
Delta Hotels	24	5,609	1	339	25	5,948
Tribute Portfolio	16	4,727	8	787	24	5,514
Courtyard	734	97,995	61	11,391	795	109,386
Residence Inn	641	75,926	3	287	644	76,213
Fairfield Inn & Suites	889	81,267	6	1,157	895	82,424
SpringHill Suites	358	41,092	—	—	358	41,092
Four Points	140	21,478	46	7,167	186	28,645
TownePlace Suites	322	32,431	—	—	322	32,431
Aloft	96	14,235	12	1,928	108	16,163
Protea Hotels	—	—	45	3,353	45	3,353
Element	27	3,847	2	293	29	4,140
Moxy	4	1,076	13	3,028	17	4,104
Owned/Leased	30	8,241	37	10,028	67	18,269
JW Marriott	—	—	1	496	1	496
The Ritz-Carlton	—	—	2	553	2	553
W Hotels	1	509	2	665	3	1,174
The Luxury Collection	—	—	3	468	3	468
St. Regis	1	238	1	160	2	398
Marriott Hotels	3	1,664	5	1,625	8	3,289
Sheraton	2	1,299	6	2,866	8	4,165
Westin	1	1,073	1	246	2	1,319
Renaissance	1	317	3	749	4	1,066
Tribute Portfolio	1	135	—	—	1	135
Courtyard	19	2,814	3	645	22	3,459
Residence Inn	1	192	1	140	2	332
Protea Hotels	—	—	9	1,415	9	1,415
Unconsolidated Joint Ventures	31	5,288	98	12,371	129	17,659
Autograph Collection	—	—	6	419	6	419
AC Hotels by Marriott	31	5,288	92	11,952	123	17,240
Timeshare*	70	18,281	19	3,873	89	22,154
Marriott Vacation Club	51	11,249	15	2,406	66	13,655
Vistana	19	7,032	4	1,467	23	8,499
Grand Total	4,839	847,974	1,681	409,692	6,520	1,257,666

* Timeshare property and room counts are included on this table in their geographical locations.  For external reporting purposes, these counts are captured in the Corporate segment.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of December 31, 2017

	North America		Total International		Total Worldwide
Total Systemwide	Units	Rooms	Units	Rooms	Units	Rooms
Luxury	176	48,884	293	70,231	469	119,115
JW Marriott	26	14,484	55	21,245	81	35,729
The Ritz-Carlton	40	11,685	57	15,687	97	27,372
The Ritz-Carlton Residences	36	4,705	10	925	46	5,630
The Ritz-Carlton Serviced Apartments	—	—	5	697	5	697
W Hotels	27	8,459	26	6,326	53	14,785
W Residences	9	1,078	4	471	13	1,549
The Luxury Collection	16	4,977	89	15,946	105	20,923
The Luxury Collection Residences	1	91	1	64	2	155
St. Regis	11	2,228	32	7,208	43	9,436
St. Regis Residences	7	585	6	516	13	1,101
EDITION	2	567	2	699	4	1,266
EDITION Residences	1	25	—	—	1	25
Bulgari	—	—	5	442	5	442
Bulgari Residences	—	—	1	5	1	5
Full Service	927	339,361	834	243,793	1,761	583,154
Marriott Hotels	347	137,333	219	62,947	566	200,280
Sheraton	192	73,074	249	82,676	441	155,750
Sheraton Residences	—	—	2	262	2	262
Westin	128	52,722	93	29,466	221	82,188
Westin Residences	3	266	1	264	4	530
Renaissance	86	28,510	82	24,787	168	53,297
Le Meridien	22	5,006	90	24,723	112	29,729
Autograph Collection	78	17,107	57	12,713	135	29,820
Delta Hotels	49	12,373	1	339	50	12,712
Gaylord Hotels	5	8,108			5	8,108
Marriott Executive Apartments	—	—	29	4,270	29	4,270
Tribute Portfolio	17	4,862	11	1,346	28	6,208
Limited Service	3,666	441,448	535	91,795	4,201	533,243
Courtyard	994	139,326	148	30,080	1,142	169,406
Residence Inn	750	92,637	10	1,070	760	93,707
Fairfield Inn & Suites	895	82,699	24	3,735	919	86,434
SpringHill Suites	388	45,946	—	—	388	45,946
Four Points	141	21,612	108	22,368	249	43,980
TownePlace Suites	338	34,272	—	—	338	34,272
Aloft	97	14,565	41	8,834	138	23,399
AC Hotels by Marriott	31	5,288	92	11,952	123	17,240
Protea Hotels	—	—	90	9,033	90	9,033
Element	28	4,027	6	1,226	34	5,253
Moxy	4	1,076	16	3,497	20	4,573
Timeshare*	70	18,281	19	3,873	89	22,154
Marriott Vacation Club	51	11,249	15	2,406	66	13,655
Vistana	19	7,032	4	1,467	23	8,499
Grand Total	4,839	847,974	1,681	409,692	6,520	1,257,666
* Timeshare property and room counts are included on this table in their geographical locations.  For external reporting purposes, these counts are captured in the Corporate segment.

MARRIOTT INTERNATIONAL, INC.
COMBINED KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated North American Properties
	Three Months Ended December 31, 2017 and December 31, 2016
	REVPAR		Occupancy			Average Daily Rate
Brand	2017	vs. 2016*	2017	vs. 2016*		2017	vs. 2016*
JW Marriott	$158.01	2.5%	72.3%	1.4%	pts.	$218.52	0.5%
The Ritz-Carlton	$259.41	7.3%	72.9%	3.8%	pts.	$355.70	1.8%
W Hotels	$253.42	0.4%	81.1%	0.1%	pts.	$312.50	0.3%
Composite North American Luxury [1]	$243.79	4.2%	75.4%	1.8%	pts.	$323.26	1.7%
Marriott Hotels	$141.61	5.4%	72.5%	2.1%	pts.	$195.45	2.3%
Sheraton	$149.76	2.8%	74.2%	0.8%	pts.	$201.87	1.6%
Westin	$167.38	1.2%	73.4%	-0.1%	pts.	$227.89	1.3%
Composite North American Upper Upscale [2]	$146.34	3.9%	73.0%	1.3%	pts.	$200.41	2.1%
North American Full-Service [3]	$163.44	4.0%	73.4%	1.4%	pts.	$222.56	2.0%
Courtyard	$96.41	3.4%	69.4%	1.2%	pts.	$138.86	1.7%
Residence Inn	$114.25	2.3%	75.6%	0.3%	pts.	$151.20	2.0%
Composite North American Limited-Service [4]	$100.80	3.4%	71.6%	1.1%	pts.	$140.78	1.9%
North American - All [5]	$144.23	3.9%	72.9%	1.3%	pts.	$197.92	2.0%

Comparable Systemwide North American Properties
	Three Months Ended December 31, 2017 and December 31, 2016
	REVPAR		Occupancy			Average Daily Rate
Brand	2017	vs. 2016*	2017	vs. 2016*		2017	vs. 2016*
JW Marriott	$160.87	4.1%	73.2%	2.2%	pts.	$219.89	1.0%
The Ritz-Carlton	$259.41	7.3%	72.9%	3.8%	pts.	$355.70	1.8%
W Hotels	$253.42	0.4%	81.1%	0.1%	pts.	$312.50	0.3%
Composite North American Luxury [1]	$231.12	4.7%	75.1%	2.0%	pts.	$307.63	1.9%
Marriott Hotels	$119.02	4.5%	68.7%	1.2%	pts.	$173.21	2.6%
Sheraton	$110.95	3.4%	69.1%	0.8%	pts.	$160.49	2.1%
Westin	$150.66	2.2%	72.2%	0.3%	pts.	$208.71	1.7%
Composite North American Upper Upscale [2]	$125.32	3.7%	70.0%	1.0%	pts.	$179.04	2.3%
North American Full-Service [3]	$136.39	3.9%	70.5%	1.1%	pts.	$193.38	2.3%
Courtyard	$95.09	4.1%	69.6%	1.9%	pts.	$136.59	1.2%
Residence Inn	$108.52	2.9%	76.0%	1.4%	pts.	$142.78	0.9%
Fairfield Inn & Suites	$74.75	4.1%	67.5%	2.1%	pts.	$110.81	0.9%
Composite North American Limited-Service [4]	$91.73	4.0%	71.1%	1.9%	pts.	$129.02	1.3%
North American - All [5]	$111.55	3.9%	70.8%	1.5%	pts.	$157.46	1.7%

* The 2016 statistics used to calculate change from the 2016 period to the 2017 period assume Marriott’s acquisition of Starwood and Starwood’s sale of its timeshare business had been completed on January 1, 2015.

[1]	Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, and EDITION.

[2]	Includes Marriott Hotels, Sheraton, Westin, Renaissance, Autograph Collection, Delta Hotels, Gaylord Hotels, Le Meridien, and Tribute Portfolio.

[3]	Includes Composite North American Luxury and Composite North American Upper Upscale.

[4]	Includes Courtyard, Residence Inn, Fairfield Inn & Suites, SpringHill Suites, Four Points, TownePlace Suites, and AC Hotels by Marriott. Systemwide also includes Aloft and Element.

[5]	Includes North American Full-Service and Composite North American Limited-Service.

MARRIOTT INTERNATIONAL, INC.
COMBINED KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated International Properties
	Three Months Ended December 31, 2017 and December 31, 2016
	REVPAR		Occupancy			Average Daily Rate
Region	2017	vs. 2016*	2017	vs. 2016*		2017	vs. 2016*
Greater China	$98.59	9.0%	73.8%	4.1%	pts.	$133.54	2.9%
Rest of Asia Pacific	$124.36	5.4%	75.2%	1.6%	pts.	$165.27	3.2%
Asia Pacific	$107.63	7.5%	74.3%	3.2%	pts.	$144.80	2.8%

Caribbean & Latin America	$137.91	6.7%	67.6%	3.6%	pts.	$203.87	1.0%
Europe	$131.30	5.9%	71.5%	1.6%	pts.	$183.55	3.6%
Middle East & Africa	$122.91	6.0%	69.4%	2.0%	pts.	$177.09	3.0%

International - All [1]	$118.62	6.7%	72.2%	2.6%	pts.	$164.25	2.8%

Worldwide [2]	$131.64	5.1%	72.6%	2.0%	pts.	$181.44	2.3%

Comparable Systemwide International Properties
	Three Months Ended December 31, 2017 and December 31, 2016
	REVPAR		Occupancy			Average Daily Rate
Region	2017	vs. 2016*	2017	vs. 2016*		2017	vs. 2016*
Greater China	$98.70	9.1%	73.3%	4.2%	pts.	$134.61	2.9%
Rest of Asia Pacific	$124.15	5.3%	75.6%	1.7%	pts.	$164.27	2.9%
Asia Pacific	$109.50	7.2%	74.3%	3.1%	pts.	$147.42	2.7%

Caribbean & Latin America	$107.04	5.6%	64.9%	2.6%	pts.	$164.93	1.4%
Europe	$121.06	5.4%	71.5%	1.5%	pts.	$169.33	3.1%
Middle East & Africa	$116.85	5.7%	68.8%	1.7%	pts.	$169.89	3.0%

International - All [1]	$113.72	6.2%	71.5%	2.4%	pts.	$159.04	2.7%

Worldwide [2]	$112.18	4.6%	71.0%	1.8%	pts.	$157.92	2.0%

* The 2016 statistics used to calculate change from the 2016 period to the 2017 period assume Marriott’s acquisition of Starwood and Starwood’s sale of its timeshare business had been completed on January 1, 2015.

[1]	Includes Asia Pacific, Caribbean & Latin America, Europe, and Middle East & Africa.

[2]	Includes North American - All and International - All.

MARRIOTT INTERNATIONAL, INC.
COMBINED KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated North American Properties
	Twelve Months Ended December 31, 2017 and December 31, 2016
	REVPAR		Occupancy			Average Daily Rate
Brand	2017	vs. 2016*	2017	vs. 2016*		2017	vs. 2016*
JW Marriott	$171.94	2.5%	76.3%	1.1%	pts.	$225.46	1.0%
The Ritz-Carlton	$264.45	4.9%	74.4%	2.2%	pts.	$355.44	1.8%
W Hotels	$244.44	-0.7%	82.2%	0.0%	pts.	$297.52	-0.7%
Composite North American Luxury [1]	$244.19	2.5%	77.5%	1.1%	pts.	$314.90	1.0%
Marriott Hotels	$146.14	2.3%	76.1%	1.1%	pts.	$192.09	0.9%
Sheraton	$150.75	2.4%	77.3%	0.3%	pts.	$195.10	2.0%
Westin	$173.29	1.4%	77.0%	-0.2%	pts.	$224.99	1.6%
Composite North American Upper Upscale [2]	$149.68	2.3%	76.2%	0.6%	pts.	$196.46	1.5%
North American Full-Service [3]	$166.28	2.4%	76.4%	0.7%	pts.	$217.56	1.4%
Courtyard	$103.27	0.6%	73.0%	0.0%	pts.	$141.42	0.7%
Residence Inn	$123.88	2.4%	79.6%	0.7%	pts.	$155.53	1.5%
Composite North American Limited-Service [4]	$107.99	1.4%	75.2%	0.2%	pts.	$143.65	1.1%
North American - All [5]	$148.40	2.2%	76.0%	0.5%	pts.	$195.15	1.4%

Comparable Systemwide North American Properties
	Twelve Months Ended December 31, 2017 and December 31, 2016
	REVPAR		Occupancy			Average Daily Rate
Brand	2017	vs. 2016*	2017	vs. 2016*		2017	vs. 2016*
JW Marriott	$173.27	3.1%	76.9%	1.2%	pts.	$225.32	1.4%
The Ritz-Carlton	$264.45	4.9%	74.4%	2.2%	pts.	$355.44	1.8%
W Hotels	$244.44	-0.7%	82.2%	0.0%	pts.	$297.52	-0.7%
Composite North American Luxury [1]	$232.19	2.8%	77.3%	1.2%	pts.	$300.34	1.2%
Marriott Hotels	$126.00	1.8%	72.6%	0.4%	pts.	$173.49	1.2%
Sheraton	$115.99	1.5%	73.2%	0.1%	pts.	$158.50	1.4%
Westin	$159.00	1.8%	76.5%	-0.2%	pts.	$207.74	2.0%
Composite North American Upper Upscale [2]	$131.11	2.0%	73.7%	0.3%	pts.	$177.87	1.5%
North American Full-Service [3]	$141.70	2.1%	74.1%	0.4%	pts.	$191.25	1.6%
Courtyard	$102.15	1.4%	73.3%	0.6%	pts.	$139.45	0.6%
Residence Inn	$116.11	1.7%	79.3%	0.3%	pts.	$146.47	1.3%
Fairfield Inn & Suites	$80.86	3.1%	71.5%	1.6%	pts.	$113.15	0.9%
Composite North American Limited-Service [4]	$98.29	2.0%	74.6%	0.7%	pts.	$131.74	1.0%
North American - All [5]	$117.56	2.1%	74.4%	0.6%	pts.	$158.05	1.3%

* The 2016 statistics used to calculate change from the 2016 period to the 2017 period assume Marriott’s acquisition of Starwood and Starwood’s sale of its timeshare business had been completed on January 1, 2015.

[1]	Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, and EDITION.

[2]	Includes Marriott Hotels, Sheraton, Westin, Renaissance, Autograph Collection, Delta Hotels, Gaylord Hotels, Le Meridien, and Tribute Portfolio.

[3]	Includes Composite North American Luxury and Composite North American Upper Upscale.

[4]	Includes Courtyard, Residence Inn, Fairfield Inn & Suites, SpringHill Suites, Four Points, TownePlace Suites, and AC Hotels by Marriott. Systemwide also includes Aloft and Element.

[5]	Includes North American Full-Service and Composite North American Limited-Service.

MARRIOTT INTERNATIONAL, INC.
COMBINED KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated International Properties
	Twelve Months Ended December 31, 2017 and December 31, 2016
	REVPAR		Occupancy			Average Daily Rate
Region	2017	vs. 2016*	2017	vs. 2016*		2017	vs. 2016*
Greater China	$90.26	8.4%	71.5%	6.0%	pts.	$126.33	-0.7%
Rest of Asia Pacific	$119.10	6.1%	75.4%	3.1%	pts.	$158.02	1.6%
Asia Pacific	$100.39	7.4%	72.8%	5.0%	pts.	$137.85	0.1%

Caribbean & Latin America	$130.48	3.9%	66.5%	2.6%	pts.	$196.31	-0.2%
Europe	$138.70	6.9%	73.5%	2.0%	pts.	$188.69	3.9%
Middle East & Africa	$106.33	1.9%	65.7%	1.5%	pts.	$161.95	-0.5%

International - All [1]	$113.32	6.0%	71.2%	3.5%	pts.	$159.14	0.8%

Worldwide [2]	$131.14	3.8%	73.7%	2.0%	pts.	$178.02	1.0%

Comparable Systemwide International Properties
	Twelve Months Ended December 31, 2017 and December 31, 2016
	REVPAR		Occupancy			Average Daily Rate
Region	2017	vs. 2016*	2017	vs. 2016*		2017	vs. 2016*
Greater China	$90.37	8.5%	70.9%	6.0%	pts.	$127.47	-0.7%
Rest of Asia Pacific	$118.36	5.1%	74.8%	2.5%	pts.	$158.21	1.6%
Asia Pacific	$102.27	6.8%	72.6%	4.5%	pts.	$140.94	0.2%

Caribbean & Latin America	$104.10	4.0%	64.3%	2.1%	pts.	$161.91	0.6%
Europe	$123.44	7.2%	71.9%	2.7%	pts.	$171.72	3.2%
Middle East & Africa	$101.98	2.0%	65.4%	1.5%	pts.	$155.90	-0.4%

International - All [1]	$108.78	5.9%	70.3%	3.2%	pts.	$154.71	1.1%

Worldwide [2]	$115.02	3.1%	73.2%	1.4%	pts.	$157.12	1.2%

* The 2016 statistics used to calculate change from the 2016 period to the 2017 period assume Marriott’s acquisition of Starwood and Starwood’s sale of its timeshare business had been completed on January 1, 2015.

[1]	Includes Asia Pacific, Caribbean & Latin America, Europe, and Middle East & Africa.

[2]	Includes North American - All and International - All.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA/ COMBINED ADJUSTED EBITDA
($ in millions)

	Fiscal Year 2017
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net income, as reported	$365	$414	$392	$201	$1,372
Interest expense	70	73	73	72	288
Tax provision	120	178	188	978	1,464
Depreciation and amortization	65	85	68	72	290
Depreciation classified in reimbursed costs	32	33	28	33	126
Interest expense from unconsolidated joint ventures	1	3	2	4	10
Depreciation and amortization from unconsolidated joint ventures	11	10	10	11	42
EBITDA **	664	796	761	1,371	3,592

Gain on asset dispositions and impairments, net	—	(24)	—	(659)	(683)
Merger-related costs and charges	51	21	28	59	159
Share-based compensation (including share-based compensation reimbursed by third-party owners)	35	41	42	37	155
Adjusted EBITDA **	$750	$834	$831	$808	$3,223

Increase over 2016 Adjusted EBITDA **	64%	69%	64%	7%	46%

Increase over 2016 Combined Adjusted EBITDA **	10%	8%	7%	7%	8%

	Fiscal Year 2016
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net income, as reported	$219	$247	$70	$244	$780
Interest expense	47	57	55	75	234
Tax provision	107	97	61	139	404
Depreciation and amortization	31	30	36	71	168
Depreciation classified in reimbursed costs	14	14	15	33	76
Interest expense from unconsolidated joint ventures	1	1	1	4	7
Depreciation and amortization from unconsolidated joint ventures	3	3	4	10	20
EBITDA **	422	449	242	576	1,689

Merger-related costs and charges	8	14	228	136	386
Share-based compensation (including share-based compensation reimbursed by third-party owners)	28	31	36	44	139
Adjusted EBITDA **	$458	$494	$506	$756	$2,214

Starwood pre-acquisition and other adjustments	225	279	269	—	773
Combined Adjusted EBITDA **	$683	$773	$775	$756	$2,987

**	Denotes non-GAAP financial measures. Please see pages A-14 and A-15 for information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA FORECAST
FULL YEAR 2018
($ in millions)

	Range
	Estimated Full Year 2018
Net income [1]	$1,843	$1,924
Interest expense	330	330
Tax provision	527	551
Depreciation and amortization	230	230
Contract investment amortization	55	55
Depreciation classified in reimbursed costs [1]	145	145
Interest expense from unconsolidated joint ventures	10	10
Depreciation and amortization from unconsolidated joint ventures	40	40
EBITDA **	3,180	3,285

Gain on asset disposition	(45)	(45)
Share-based compensation (including share-based compensation reimbursed by third-party owners)	180	180
Adjusted EBITDA **	3,315	3,420
Estimated net impact of ASU 2014-09 on 2018 Adjusted EBITDA [2]	60	60
Estimated 2018 Adjusted EBITDA before ASU 2014-09 [2] **	$3,375	$3,480

** Denotes non-GAAP financial measures. See pages A-14 and A-15 for more information about these non-GAAP measures.

[1]
Guidance excludes merger-related costs and charges, cost reimbursement revenue, and reimbursed expenses, which the company cannot accurately forecast for the full year, except for depreciation classified in reimbursed costs, which is included in the table above.

[2]
In the 2018 first quarter, we will adopt ASU 2014-09. We estimate that the application of ASU 2014-09 will lower 2018 Adjusted EBITDA by approximately $60 million. We include this impact in the table above for comparison to 2017 Adjusted EBITDA on page A-12 under legacy GAAP.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). We discuss management’s reasons for reporting these non-GAAP measures below, and the press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to. Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income, income from continuing operations, net income, earnings per share or any other comparable operating measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Adjusted Measures That Exclude Merger-Related and Other Adjustments. Management evaluates certain non-GAAP measures, as presented on pages A-3 and A-4, because those non-GAAP measures allow for period-over period comparisons of our ongoing operations before the impact of the following items: transaction and transition costs and purchase accounting adjustments associated with the Starwood merger, the gain on the sale of our ownership interest in Avendra, and our provisional estimate of the impact of the Tax Cuts and Jobs Act of 2017. Non-GAAP adjusted net income and its components and adjusted EPS are not, and should not be viewed as, substitutes for net income and EPS as reported under GAAP.

Combined Financial Information. The 2016 unaudited combined financial information presented on pages A-4 and A-12 gives effect to Marriott’s acquisition of Starwood, and Starwood’s sale of its timeshare business, as if these two transactions (the “Transactions”) had occurred on January 1, 2015, and is presented to facilitate comparisons with our results following our acquisition of Starwood. The unaudited combined financial information also uses the estimated fair value of assets and liabilities on September 23, 2016, the closing date of the acquisition (the “Merger Date”), and makes the following assumptions: (1) removes merger-related costs and charges; (2) adjusts income taxes to reflect the Company’s combined 2016 effective tax rate of 32.5%; (3) adjusts weighted-average shares outstanding to include shares issued to Starwood shareholders; and (4) adjusts debt to reflect borrowing under our Credit Facility and issuance of our Series Q and R Notes on January 1, 2015.

Marriott presents the combined financial information for informational purposes only and the combined financial information is not necessarily indicative of what the combined company’s results of operations would have been had the Transactions been completed on the date indicated.

Combined net income includes adjustments that are not prescribed by Article 11 of Regulation S-X. The following table presents a reconciliation of pro forma net income in accordance with Article 11 to combined net income. (For the 2016 fourth quarter, amounts are as reported.)

	2016
(in millions)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter As Reported	Total
Pro forma net income under Article 11	$291	$209	$179	$244	$923
Merger-related costs and charges	3	16	220	136	375
Income taxes [1]	(4)	17	(55)	(46)	(88)
Loss on cumulative translation adjustment	—	91	—	—	91
Combined net income	$290	$333	$344	$334	$1,301

[1]
For the 2016 first, second, and third quarters, combined net income applies an effective income tax rate of 32.5%. For pro forma net income under Article 11, we applied the historical effective tax rates for Marriott and Starwood.

Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA, and Combined Adjusted EBITDA. EBITDA reflects net income, excluding the impact of interest expense, depreciation, amortization, and provision for income taxes. Our non-GAAP measure of Adjusted EBITDA further adjusts EBITDA to exclude the pre-tax transaction and transition costs associated with the Starwood merger, which we recorded in the “Merger-related costs and charges” caption of our Consolidated Statements of Income (our “Income Statements”), gains and losses on asset dispositions, including the gain on the sale of our ownership interest in Avendra, and share-based compensation expense for all periods presented.

Our 2016 non-GAAP measure of Combined Adjusted EBITDA also includes Starwood pre-acquisition and other adjustments, which assume the Transactions had been completed on January 1, 2015. These adjustments reflect Starwood’s EBITDA, adjusted for merger-related costs and charges, net loss on asset dispositions, loss on cumulative translation adjustment, share-based compensation, and an assumed effective income tax rate for the combined company of 32.5% for the periods prior to the Merger Date.

We believe that Adjusted EBITDA and Combined Adjusted EBITDA are meaningful indicators of our operating performance because they permit period-over-period comparisons of our ongoing core operations before these items and facilitate our comparison of results before these items with results from other lodging companies. We use such measures to evaluate companies because they exclude certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provisions for income taxes can vary considerably among companies. Our Adjusted EBITDA and Combined Adjusted EBITDA also exclude depreciation and amortization expense which we report under “Depreciation, amortization, and other” as well as depreciation included under “Reimbursed costs” in our Income Statements, because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. We also exclude share-based compensation expense in all periods presented to address the considerable variability among companies in recording compensation expense because companies use share-based payment awards differently, both in the type and quantity of awards granted.

RevPAR. In addition to the foregoing non-GAAP financial measures, we present Revenue per Available Room (“RevPAR”) as a performance measure. We believe RevPAR is a meaningful indicator of our performance because it measures the period-over-period change in room revenues for comparable properties. RevPAR may not be comparable to similarly titled measures, such as revenues. We calculate RevPAR by dividing room sales (recorded in local currency) for comparable properties by room nights available for the period. We present growth in comparative pro forma combined company RevPAR on a constant dollar basis, which we calculate by applying exchange rates for the current period to each period presented. We believe constant dollar analysis provides valuable information regarding our properties’ performance as it removes currency fluctuations from the presentation of such results.